Exhibit 5.1

February 1, 2019

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Corporate Secretary of Union Bankshares Corporation, a Virginia corporation (the “Company”), and have acted as counsel to the Company in connection with the Company’s Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 1, 2019, filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers an aggregate of 448,750 shares of the Company’s common stock, par value $1.33 per share (the “Shares”), issuable upon exercise or settlement of certain equity awards previously granted under the Access National Corporation 2017 Equity Compensation Plan (the “Access 2017 Plan”) and the Access National Corporation 2009 Stock Option Plan (together with the Access 2017 Plan, the “Access Plans”), each of which was assumed by the Company in connection with the Company’s acquisition of Access National Corporation, a Virginia corporation (“Access”), pursuant to the Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018 (as amended from time to time, the “Agreement”), by and between the Company and Access, which was consummated on February 1, 2019.

I have reviewed the Registration Statement, the Agreement, the Articles of Incorporation of the Company, the Bylaws of the Company, the resolutions of the Board of Directors of the Company relating to the Registration Statement and the offering and sale of the Shares, each as amended as of the date hereof, and such other corporate records, certificates and other documents, and such questions of law, as I have considered necessary for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of such documents submitted to me conform to the originals. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be appropriate for purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated in the Access Plans and the Registration Statement, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Virginia. I do not express any opinion herein on any laws other than the laws of the Commonwealth of Virginia, applicable provisions of the Virginia Stock Corporation Act and the federal laws of the United States of America.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

My opinion is as of the date hereof and I have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to my attention and I disavow any undertaking to advise you of any changes in law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Rachael R. Lape
Rachael R. Lape
Senior Vice President,
General Counsel and Corporate Secretary